UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 31, 2006

STERICYCLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 367-5910

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Please refer to Item 2.03 of this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 31, 2006, we and certain of our subsidiaries entered into a new credit agreement with Bank of America, N.A., as administrative agent, swingline lender, lender and letter of credit issuer, other lenders party to the Credit Agreement, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., Fortis Capital Corp. and The Royal Bank of Scotland plc, as co-documentation agents, with Banc of America Securities LLC as sole lead arranger and sole book manager.

The new credit agreement is in effect an amendment of our prior senior unsecured credit facility. The new credit agreement (i) reduces our costs of borrowing by using a more favorable pricing grid; (ii) increases our revolving credit facility from $550 million to $650 million; (iii) increases the “accordion” (the amount for which we may request an increase in the size of our revolving credit facility) from $100 million to $200 million; (iv) increases the letter of credit sublimit from $150 million to $200 million; (v) increases the foreign currency sublimit from $125 million to $200 million; (vi) increases the debt-to-EBITDA covenant from 3.00:1.00 to 3.75:1.00; and (vii) extends the maturity date of our borrowings from June 30, 2010 to July 31, 2011.

The new credit agreement reduces our costs of borrowing by reducing the applicable margin that is added to the relevant interest rate that we are charged. Our borrowings bear interest at fluctuating interest rates determined, at our election in advance for any quarterly or other applicable interest period, by reference to (i) a “base rate” (the higher of the prime rate at Bank of America, N.A. or 0.5% above the rate on overnight federal funds transactions) or (ii) the London Interbank Offered Rate, or LIBOR, plus, in either case, the applicable margin within the relevant range of margins provided in our credit agreement. Under the new credit agreement, the applicable margin is based on (i) our consolidated leverage ratio, or, if our long-term non-credit enhanced debt has been rated by Standard & Poors, (ii) our S&P debt rating, whichever margin is more favorable to us. As of July 31, 2006, the margin for interest rates on borrowings under our new credit facility was 0.0% on base rate loans and 0.875% on LIBOR loans.

The new credit agreement contains customary events of default, including our failure to pay any principal, interest or other amount when due, our violation of certain of our affirmative covenants or any of our negative covenants, a breach of our representations and warranties, or a change of control. Upon the occurrence of an event of default, payment of our indebtedness may be accelerated and the lending commitments under the credit agreement may be terminated.

A copy of the new credit agreement is filed with this report as Exhibit 10.1.

Item 9.01 Financial States and Exhibits

(c) Exhibits
The following exhibit is filed with this report:

10.1	Credit Agreement dated as of July 31, 2006 entered into by Stericycle, Inc. and certain of its subsidiaries as borrowers, Bank of America, N.A., as administrative agent, swing line lender, a lender and letter of credit issuer, other lenders party to the Credit Agreement, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., Fortis Capital Corp. and The Royal Bank of Scotland plc, as co-documentation agents, with Banc of America Securities LLC, as sole lead arranger and sole book manager.

This exhibit omits certain schedules and exhibits, which are listed following the table of contents in the credit agreement. We will furnish a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission supplementally upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2006.

Stericycle, Inc.

By	/s/ FRANK J.M. TEN BRINK
Frank J.M. ten Brink
Executive Vice President and
Chief Financial Officer